As filed with the Securities and Exchange Commission on May 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BigCommerce Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-2707656
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

BigCommerce Holdings, Inc.

11305 Four Points Drive

Building II, Third Floor

Austin, Texas, 78726

(Address of Principal Executive Offices) (Zip Code)

2020 Equity Incentive Plan

(Full title of the plan)

Brent Bellm

President and Chief Executive Officer

BigCommerce Holdings, Inc.

11305 Four Points Drive

Building II, Third Floor

Austin, Texas 78726

(512) 865-4500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Samer M. Zabaneh Joseph Fore DLA Piper LLP (US) 303 Colorado Street, Suite 3000 Austin, Texas 78701-4653 (512) 457-7000	Jeff Mengoli Chuck Cassidy Justin Bowes BigCommerce Holdings, Inc. 11305 Four Points Drive Austin, Texas 78726 (512) 865-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Series 1 Common stock, $0.0001 par value per share to be issued under the 2020 Equity Incentive Plan:	3,484,045(2)	$51.53(3)	$179,532,839.00	$19,587.03
Total	3,484,045	N/A	$179,532,839.00	$19,587.03

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement for BigCommerce Holdings, Inc. (the “Registrant”) shall also cover any additional shares of Registrant’s Common Stock that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock.

(2)	Represents annual increases on January 1, 2021 to the number of shares of Registrant’s common stock reserved for issuance under the 2020 Plan as provided for in the 2020 Plan.
(3)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of $51.53, which represents the average of the high and low price per share of the Registrant’s common stock on May 5, 2021 as reported on the NASDAQ Global Market.

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 registers an additional 3,484,045 shares of Series 1 common stock of the Registrant to be issued pursuant to the Registrant’s 2020 Plan. Accordingly, the contents of the Registration Statement on Form S-8 relating to the 2020 Plan previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on August 7, 2020 (File No. 333-242387) is incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of documents by reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

a.

The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2020 filed with the Commission on February 26, 2021 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

b.	All other reports filed with the Commission pursuant to Sections 13(a) or 15(d) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

c.

The description of the Registrant’s Series 1 common stock, par value $0.0001 per share (the “Common Stock”) which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39423), filed with the Commission on August 3, 2020, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 6.	Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Registrant’s amended and restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the DGCL and provides that no director will have personal liability to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of the Registrant’s directors:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, the Registrant’s amended and restated certificate of incorporation provides that it must indemnify its directors and officers and it must advance expenses, including attorneys’ fees, to its directors and officers in connection with legal proceedings, subject to very limited exceptions.

The Registrant maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, the Registrant has entered into, and intends to continue to enter into, indemnification agreements with each of its directors and executive officers. These indemnification agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Reference is made to the underwriting agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-239838), declared effective by the Commission on August 3, 2020 and the underwriting agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-250008), declared effective by the Commission on November 10, 2020, in each case pursuant to which the underwriters have agreed to indemnify the Registrant’s officers and directors against certain liabilities under the 1933 Act.

Item 8.	Exhibits

The following exhibits are incorporated by reference herein.

Number	Index to Exhibits

4.1	Seventh Amended and Restated Certificate of Incorporation of the Registrant, (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K (Registration No. 001-39423) filed on August 7, 2020).

4.2	Amended and Restated Bylaws as amended (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K (Registration No. 001-39423) filed on August 7, 2020).

4.3	2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-239838), declared effective by the Securities and Exchange Commission on July 28, 2020).

5.1*	Opinion and consent of DLA Piper LLP (US).

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on this 11th day of May, 2021.

BIGCOMMERCE HOLDINGS, INC.

By:	/s/ Brent Bellm
Brent Bellm
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of BigCommerce Holdings, Inc., a Delaware corporation, do hereby constitute and appoint Brent Bellm, Robert Alvarez, and Jeff Mengoli, and each of them, the lawful attorneys-in-fact and agents with full power of substitution, each with power to act alone, and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 11, 2021.

Signature	Title	Date

/s/ Brent Bellm	President, Chief Executive Officer, and Director (Principal Executive Officer)	May 11, 2021
Brent Bellm

/s/ Robert Alvarez	Chief Financial Officer (Principal Financial Officer)	May 11, 2021
Robert Alvarez

/s/ Thomas Aylor	Vice President, Accounting and Principal Accounting Officer	May 11, 2021
Thomas Aylor

/s/ Lawrence Bohn	Director	May 11, 2021
Lawrence Bohn

/s/ Donald E. Clarke	Director	May 11, 2021
Donald E. Clarke

/s/ John T. McDonald	Director	May 11, 2021
John T. McDonald

/s/ Steven Murray	Director	May 11, 2021
Steven Murray

/s/ Jeff Richards	Director	May 11, 2021
Jeff Richards

/s/ Ellen F. Siminoff	Director	May 11, 2021
Ellen F. Siminoff